Exhibit (j)(ii)
December 31, 2007
Highland Floating Rate Advantage Fund
Two Galleria Tower
13455 Noel Road, Suite 1300
Dallas, Texas 75240
Re: Consent and Amendment: Custodian Services Agreement
     1. Reference is made to that certain Custodian Services Agreement, dated as of October 18, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Custodial Agreement”), between Highland Floating Rate Advantage Fund, a Massachusetts business trust (the “Borrower”) and PFPC Trust Company (“PFPC”).
     2. The Borrower has advised PFPC of its intent to effect a reorganization (the “Reorganization”), pursuant to which the Borrower’s assets will be transferred to, and the Borrower’s obligations will be assumed by, Highland Floating Rate Advantage Fund, a newly formed Delaware statutory trust (the “New Borrower”).
     3. PFPC hereby consents to the Borrower’s assignment of all of the Borrower’s rights under the Custodial Agreement to the New Borrower and the New Borrower’s assumption of all of the obligations of the Borrower under the Custodial Agreement (including the fee letter with respect thereto). Effective upon execution and delivery of this document and consummation of the Reorganization (the “Effective Time”), the New Borrower shall be bound by the terms of the Custodial Agreement (including the fee letter with respect thereto) and the Borrower is hereby released from its obligations under the Custodial Agreement (including the fee letter with respect thereto).
     4. As of the Effective Time, Section 20(i) of the Custodial Agreement is hereby amended to delete therefrom the phrase “Amended and Restated Agreement and Declaration of Trust, a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal offices of the Fund” and to insert therefor “Agreement and Declaration of Trust, a copy of which is on file at the principal offices of the Fund.”
     5. Except as specifically amended above, the Custodial Agreement shall remain in full force and effect, and is hereby ratified and confirmed. PFPC expressly reaffirms all of its obligations under the Custodial Agreement.
     6. This Consent and Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of law provisions thereof that would result in the application of the law of any other jurisdiction.

PFPC TRUST COMPANY

By:	/s/ Lawrence Ogles
Name:	Lawrence Ogles
Title:	Vice President

HIGHLAND FLOATING RATE ADVANTAGE FUND, a Massachusetts business trust, as Borrower

By:	/s/ M. Jason Blackburn
Name:	M. Jason Blackburn
Title:	Treasurer

HIGHLAND FLOATING RATE ADVANTAGE FUND, a Delaware statutory trust, as New Borrower

By:	/s/ M. Jason Blackburn
Name:	M. Jason Blackburn
Title:	Treasurer

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